EXHIBIT 99.1

For Immediate Release:

Media Sciences Reports 38% Increase in Net Income on Record Revenues

OAKLAND, N.J., February 13, 2007—Media Sciences International, Inc. [NASDAQ: MSII], the leading independent manufacturer of color toner cartridges and solid ink sticks for color business printers, today announced its second quarter financial results for the period ended December 31, 2006. The Company will host a conference call tomorrow morning at 8:45 a.m. ET to discuss its quarterly results.

Highlights of the Company’s second quarter include:

* Record Net revenues of $6.1 million, an increase of 18% over the same quarter last year.

* Gross margin at 58% of net revenues, an 800 basis point improvement over the same quarter last year.

* Record Income from operations of $0.94 million, an increase of 21% over the same quarter last year.

* Net income of $0.63 million, an increase of 38% over the same quarter last year.

* EPS of $0.06 basic and $0.05 fully diluted.

* Record EBITDA of $1.2 million, an increase of 22% over the same quarter last year.

* Operating cash flow of $0.35 million, a decrease of 74% over the same quarter last year due primarily to building inventory associated with recently announced products for use in Dell® and Epson® printers.

Net Revenues

Net revenues for the second quarter were the best on record and $0.1 million ahead of the prior record set in the Company’s fiscal 2006 fourth quarter ended June 30, 2006. Consolidated net revenues for the three months ended December 31, 2006 compared to the same period in 2005, increased by $0.9 million, or 18% to $6.1 million, from $5.1 million. For the six months ended December 31, 2006 compared to the same period in 2005, net revenues increased by $1.8 million, or 18% to $11.7 million, from $9.9 million. The Company’s net revenue growth rate increased from the 10% and 9% realized, respectively, during the three and six months ended December 31, 2005 over the same period in 2004.

For the three months ended December 31, 2006 as compared to the same period in 2005, sales of color toner cartridges increased by about 35%, while sales of solid ink sticks increased approximately 22%. For the six months ended December 31, 2006 as compared to the same period in 2005, sales of color toner cartridges increased by about 38%, while sales of solid ink sticks increased approximately 15%. For the three and six months ended December 31, 2006 as compared to the same period in 2005, the Company experienced declines in its net revenues from its legacy Cadapult Graphics Systems business and from INKlusive printer sales. Placements of INKlusive printers during the three months ended December 31, 2006 were down as customers anticipated a new solid ink printer introduction, which is expected in early 2007.

The year-over-year increase in net revenues is attributed primarily to recurring sales from the Company’s growing portfolio of color business printer supply products. To a lesser extent, some of the noted growth is also attributed to the general growth and increased market acceptance of color business printers and an increase in market share for some of our existing products.

In October 2006, Media Sciences began shipping toner cartridges for use in the Oki® C3100 and C3200 color business printers, with an installed base that is now the fourth largest in our portfolio of products. The European market comprises more than 80% of the estimated total installed base.

In late December 2006, Media Sciences began shipping high capacity toner cartridges for use in the Dell® 3000cn and 3100cn color business printers, Standard capacity versions for use in the Dell 3000cn, 3010cn, 3100cn and color toner cartridges for use in the Epson® AcuLaser® CX11N, CX11NF, and C1100 color business printers are expected to be available for shipment later this month. In total, this product launch represents the largest single installed base in the Company’s portfolio of products.

Consolidated net revenues for the three months ended December 31, 2006 compared to that of the prior quarter ended September 30, 2006, increased sequentially by $0.5 million, or 8% to $6.1 million, from $5.6 million. Much of this sequential growth is attributed to contributions from these two new toner-based product introductions as well as continued growth of the Company’s solid ink business.

Gross Profit

The consolidated gross profit for the three months ended December 31, 2006 compared to the same period in 2005, increased by $1.0 million or 38% to $3.5 million from $2.6 million. For the three months ended December 31, 2006 our gross margin was 58% of net revenues as compared with 50% of net revenues for the three months ended December 31, 2005. This 800 basis point increase in margin is primarily attributed to a transition from low margin versions of cartridges to higher margin cartridges and a continued reduction in our product warranty costs. These favorable improvements to margins were partially offset by certain increases in raw material costs and higher costs of inbound and outbound shipping and freight.

Our 58% gross margin for the quarter ended December 31, 2006 was approximately 300 basis points higher than the 55% gross margin realized in the prior fiscal quarter ended September 30, 2006. This slight sequential margin improvement reflects a more favorable sales mix of solid ink to toner business during the quarter and reductions in product warranty costs.

Consolidated gross profit for the six months ended December 31, 2006 compared to the same period in 2005, increased by $1.8 million or 37% to $6.7 million from $4.9 million. This 800 basis point increase in margin is primarily attributed to substantial yield improvements in solid ink manufacturing, a transition from low margin versions of cartridges to higher margin and a continued reduction in our product warranty costs.

The Company does not expect to realize significant additional yield improvements in solid ink production, nor does it have any further product transitions that would materially reduce costs. Therefore, any further increases in raw material or inbound shipping costs may decrease margins unless offset by other manufacturing efficiencies. The Company has in development several new color toner cartridge products which, if launched, are expected to carry margins that are lower than current margins. The impact these new products may have on future margins will be a function of each product’s ultimate sales volumes. If these new products are particularly successful, it is likely that future gross margins may reflect some erosion.

Income from Operations

For the three months ended December 31, 2006, the Company earned a record $0.94 million of pretax income from operations, edging out the previous record of $0.92 million set in the Company’s fourth fiscal quarter of last year, ended June 30, 2006. This also compares favorably with the $0.79 million and $0.77 million generated by the Company in its prior fiscal quarter and its second fiscal quarter last year, respectively.

For the six months ended December 31, 2006, Media Sciences earned $1.72 million of pretax income from operations. This compares favorably with the $1.51 million generated during the six months ended December 31, 2005.

Net Income

For the three months ended December 31, 2006, the Company earned $0.63 million or $0.06 per share basic and $0.05 per share fully diluted. This compares favorably with the $0.45 million or $0.04 per share basic and fully diluted earned for the three months ended December 31, 2005.

For the six months ended December 31, 2006, the Company earned $1.17 million or $0.10 per share basic and fully diluted. This compares favorably with the $0.88 million or $0.08 per share basic and fully diluted earned for the six months ended December 31, 2005.

EBITDA

For the three months ended December 31, 2006, EBITDA was a record $1.4 million, excluding non-cash stock-based compensation expense, as compared with $1.2 million and $1.0 million generated by the Company in its prior fiscal quarter and its second fiscal quarter last year, respectively. Unadjusted for non-cash stock-based compensation expense, EBITDA was a record $1.2 million as compared with $1.0 million and $1.0 million generated by the Company in its prior fiscal quarter and its second fiscal quarter last year, respectively.

Operating Cash Flow

During the six months ended December 31, 2006, cash and equivalents increased by $1.5 million to $3.0 million. $1.72 million of this increase was generated from operating activities; $0.18 million was from financing activities, namely proceeds received from employees associated with option exercises, partially offset by $0.43 million of cash used in investing activities. Cash used in investing activities included the purchase of equipment, tooling and leasehold improvements in the amount of $0.43 million, representing an increase of $0.08 million or 23% from the comparable spend of $0.35 million for the six months ended December 31, 2005.

The Company generated $1.7 million of positive cash flow from operating activities for the six months ended December 31, 2006 as compared with $1.9 million for the six months ended December 31, 2005. The $1.7 million of cash generated by operating activities for the six months ended December 31, 2006 resulted from $1.17 million of income from operations, add-back of net non-cash charges totaling $0.90 million, deduction of $0.10 million associated with excess tax benefits from stock-based compensation, and $0.25 million of cash used to increase the Company’s non-cash working capital (current assets less cash and cash equivalents net of current liabilities). This working capital increase was driven primarily by increases in inventory levels associated with the launch of several new products; in particular the Dell and Epson product launches.

CFO’s Comments

Media Sciences’ CFO Kevan D. Bloomgren noted that “second quarter results include $250,418 of pretax non-cash stock-based compensation expense ($154,644 after tax), of which $220,507 pretax

($132,304 after tax) was associated with the Company’s annual grant of options to Directors covering an aggregate of 70,000 shares granted on December 14, 2006. Consistent with the structure of prior historic annual grants to Directors, these options were granted with terms that included the immediate vest of the options upon grant. Accordingly, under SFAS No. 123 (R), the entire grant date fair value of these Director options was recognized during the three months ended December 31, 2006.”

He further commented, “The Company is considering vesting future grants to Directors over 12-month or longer periods and basing such grants on value rather than a static quantity of shares. Had this annual grant to Directors been structured with a 12-month vesting period, the Company would have recognized $10,874 of stock-based compensation expense ($6,525 after tax) for the three months ended December 31, 2006. Further, the Company would have recognized another $109,347 of stock-based compensation expense ($65,608 after tax) ratably over the remaining two quarters of its fiscal 2007, ending June 30, 2007. A 12-month vesting period would have also resulted in $100,285 of future stock-based compensation expense ($60,171 after tax) being recognized during the Company’s first two quarters of its next fiscal year ended June 30, 2008.”

CEO’s Comments

Michael W. Levin, Media Sciences’ CEO and President remarked, “Our performance in the second quarter points to the continued strength of our business model and the continued financial health and growth of Media Sciences. Looking forward, we have an unprecedented pipeline of new products. This paired with our recent addition of two new seasoned sales professionals should accelerate our pace of growth.”

On the recent addition of toner cartridges for use in Dell and Epson printers to Media Sciences’ portfolio, Mr. Levin added, “This week we will be shipping the second half of the Dell-related launch including cartridges for use in Epson printers, and standard capacity cartridges for use in Dell printers.  Customer feedback on the color output, performance, and value of Media Sciences’ high capacity color toner cartridges for use in Dell 3000 and 3100 printers has been resoundingly positive. As with any launch into a new printer brand, we are developing new and incremental distribution channels to bring these products to market. Consequently, we don’t expect a full contribution from this launch until our fiscal fourth quarter.”

Conference Call Note

Media Sciences will hold a conference call to discuss first quarter results on Wednesday, February 14th, at 8:45 a.m. Eastern Time. The call will be webcast live by Thomson/CCBN and may be accessed through Media Sciences' web site at www.mediasciences.com. Investors and other interested parties in the United States may access the teleconference by calling 866.831.6291. International callers may dial 617.213.8860. The passcode for the teleconference is 86170049.

About Media Sciences International, Inc. (NASDAQ: MSII): Media Sciences International, Inc. (NASDAQ: MSII), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Dell®, Xerox®, Tektronix®, OKI®, Ricoh®, Konica-Minolta/Minolta-QMS®, Epson®, and Brother® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color™—the company’s proprietary process for delivering high quality products at the very best price, including its commitment to exceptional, highly responsive technical support and its longstanding, industry-leading warranty. With the Company’s groundbreaking INKlusive™ FREE Color Printer Program (www.inklusive.com), printer users buy the supplies, and get the printer for free. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names are used for descriptive purposes only and are the property of their respective owners.

Contacts:

Investor Contact: Kevan D. Bloomgren, Chief Financial Officer, Media Sciences
kbloomgren@mediasciences.com, 201.677.9311, ext. 213

Media Contact: Barb Short, Marketing Communications Director, Media Sciences
bshort@mediasciences.com, 201.677.9311, ext. 216

Forward Looking Statements

This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations and are subject to risks and uncertainties.  Actual results may differ materially from those included in these statements due to a variety of factors, including those factors identified in our Annual Report on Form 10-KSB for the year ended June 30, 2006, on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

Non-GAAP Financial Measures

The Company’s financial results are reported in accordance with generally accepted accounting principles (GAAP). Management finds it useful at times to provide adjustments to its GAAP numbers. This news release contains the non-GAAP financial measure of EBITDA, defined as Earnings Before Interest, Taxes, Depreciation and Amortization, which are adjusted from results based on GAAP to exclude certain expenses.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because the Company’s management uses this information when evaluating current results of operations and cash flow, and believes that this information provides the users of the financial statements with an additional and useful comparison of the Company’s current results of operations and cash flows with past and future periods.

This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly title measures used by other companies.

Reconciliation of Non-GAAP Measures

	Three Months Ended			Six Months Ended
	12/31/2006	9/30/2006	12/31/2005	12/31/2006	12/31/2005

Reported Income from Operations	937,284	787,564	772,840	1,724,848	1,512,085
Depreciation & Amortization	223,510	218,932	181,840	442,442	357,145

EBITDA	1,160,794	1,006,496	954,680	2,167,290	1,869,230

Add-back of non-cash expenses:
Stock-based compensation	250,418	146,323	0	396,741	0

EBITDA, exclusive of non-cash items	1,411,212	1,152,819	954,680	2,564,031	1,869,230
Change v. comparative period		258,393	456,532		694,801
Percent change v. comparative periods		22%	48%		37%

W.A. Common Share Outstanding	11,221,435	11,137,085	10,981,384	11,179,621	10,973,828
- Adjusted EBITDA / Share - Basic	$0.13	$0.10	$0.09	$0.23	$0.17

Adjusted W.A. Shares Outstanding	11,769,260	11,592,590	11,477,635	11,709,703	11,434,898
- Adjusted EBITDA / Share - Diluted	$0.12	$0.10	$0.08	$0.22	$0.16

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005

NET REVENUES	$6,077,555	$5,140,144	$11,702,089	$9,916,580

COST OF GOODS SOLD:
Cost of goods sold, excluding depreciation and
amortization, product warranty, shipping and freight	2,152,445	2,064,750	4,194,939	4,077,818
Depreciation and amortization	152,311	127,500	304,406	251,768
Product warranty	112,138	247,482	320,172	496,511
Shipping and freight	115,928	137,892	228,050	234,381

Total cost of goods sold	2,532,822	2,577,624	5,047,567	5,060,478

GROSS PROFIT	3,544,733	2,562,520	6,654,522	4,856,102

OTHER COSTS AND EXPENSES:
Research and development	372,144	240,228	792,020	459,938
Selling, general and administrative, excluding
depreciation and amortization	2,164,534	1,495,112	4,000,170	2,778,703
Depreciation and amortization	70,771	54,340	137,484	105,376

Total other costs and expenses	2,607,449	1,789,680	4,929,674	3,344,017

INCOME FROM OPERATIONS	937,284	772,840	1,724,848	1,512,085

Interest income (expense), net	24,933	(15,279)	33,048	(49,976)

INCOME BEFORE INCOME TAXES	962,217	757,561	1,757,896	1,462,109
Provision for income taxes	336,794	303,025	590,008	584,844

NET INCOME	$625,423	$454,536	$1,167,888	$877,265

EARNINGS PER SHARE
Basic	$0.06	$0.04	$0.10	$0.08

Diluted	$0.05	$0.04	$0.10	$0.08

WEIGHTED AVERAGE SHARES USED TO
COMPUTE EARNINGS PER SHARE
Basic	11,221,435	10,981,384	11,179,621	10,973,828
Diluted	11,769,260	11,477,635	11,709,703	11,434,898

The above results of operations and following Balance Sheet and Statement of Cash Flows, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), will be presented in the Company’s 10-QSB for the quarterly period ended December 31, 2006.  We encourage you to review the accompanying notes to these consolidated statements, found in that filing.

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2006 (Unaudited)	June 30, 2006 (Note 1)

CURRENT ASSETS:
Cash and cash equivalents	$2,966,444	$1,485,399
Accounts receivable, net	2,704,227	2,387,991
Inventories, net	5,423,543	4,454,997
Deferred tax assets	271,970	271,970
Prepaid expenses and other current assets	147,713	371,684

Total Current Assets	11,513,897	8,972,041

PROPERTY AND EQUIPMENT, NET	2,564,187	2,580,472

OTHER ASSETS:
Goodwill and other intangible assets, net	3,584,231	3,584,231
Other assets	65,672	78,627

Total Other Assets	3,649,903	3,662,858

TOTAL ASSETS	$17,727,987	$15,215,371

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$150,000	$150,000
Accounts payable	1,857,117	910,853
Accrued compensation and benefits	446,776	690,153
Other accrued expenses and current liabilities	812,730	667,491
Income taxes payable	625,052	475,072
Accrued product warranty costs	194,112	230,437
Deferred revenue	697,709	740,632

Total Current Liabilities	4,783,496	3,864,638

OTHER LIABILITIES:
Long-term debt, less current maturities	393,215	464,450
Deferred rent liability	267,368	299,907
Deferred revenue, less current portion	305,224	396,620
Deferred tax liabilities	230,330	165,330

Total Other Liabilities	1,196,137	1,326,307

TOTAL LIABILITIES	5,979,633	5,190,945

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Series A Convertible Preferred Stock, $.001 par value
Authorized 1,000,000 shares; none issued	—	—
Common Stock, $.001 par value
Authorized 25,000,000 shares; issued 11,251,104 shares
in December and 11,131,363 shares in June	11,251	11,131
Additional paid-in capital	10,473,056	10,210,132
Deferred stock-based compensation	—	(292,996)
Retained earnings	1,264,047	96,159

Total Shareholders' Equity	11,748,354	10,024,426

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$17,727,987	$15,215,371

MEDIA SCIENCES INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended December 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,167,888	$877,265
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	442,442	357,145
Deferred income taxes	65,000	234,096
Provision for bad debts	—	11,386
Stock-based compensation and other non-cash expense	396,741	56,934
Excess tax benefits from stock-based compensation	(98,120)	—
Changes in operating assets and liabilities :
Accounts receivable	(316,236)	(567,161)
Inventories	(966,893)	4,249
Prepaid expenses and other current assets	236,926	(126,345)
Accounts payable	946,264	289,471
Accrued compensation and benefits	(243,377)	294,768
Other accrued expenses and current liabilities	108,914	74,567
Income taxes payable	149,980	225,292
Deferred rent liability	(32,539)	(20,042)
Deferred revenue	(134,319)	138,789

Net cash provided by operating activities	1,722,671	1,850,414

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(426,157)	(345,872)

Net cash used in investing activities	(426,157)	(345,872)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank line of credit repayments, net	—	(1,620,233)
Bank term loan repayments	(71,235)	(50,000)
Excess tax benefits from stock-based compensation	98,120	—
Proceeds from issuance of common stock	157,646	32,750

Net cash provided by (used in) financing activities	184,531	(1,637,483)

NET INCREASE (DECREASE) IN CASH	1,481,045	(132,941)

CASH, BEGINNING OF PERIOD	1,485,399	611,016

CASH, END OF PERIOD	$2,966,444	$478,075

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$33,020	$49,746
Income taxes paid	$374,902	$42,966

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